Exhibit 99.7

                     Avocent Reports First Quarter Results

     HUNTSVILLE, Ala.--(BUSINESS WIRE)--April 18, 2007--Avocent Corporation (NASDAQ:AVCT) today reported financial results for the first quarter ended March 30, 2007. Net sales for the first quarter increased 41.7% to $134 million, consistent with the expected range provided on April 9, 2007, compared with $94.5 million reported for the first quarter of 2006.

     "As we detailed on April 9, 2007, Avocent's first quarter sales were below our expectations due to softness in IT spending, project delays by some customers and a lower level of economic activity than we had forecast," stated John R. Cooper, chairman and chief executive officer of Avocent Corporation. "As a result, our growth in sales from the first quarter of 2006 was due primarily to the contributions from our acquisitions of Cyclades and LANDesk last year."

     "Our product suites are very competitive, and we remain positive about the outlook for Avocent. The addition of Cyclades extended our markets for serial-based management products and the LANDesk acquisition adds a new market for Avocent with a suite of IT management software products and strength in desktop management. We expect to leverage our combined products lines to expand future growth opportunities," continued Mr. Cooper.

     First Quarter Results

     First quarter 2007 operational income, which is income prior to intangible amortization, stock compensation and acquired in-process research and development expenses, was $12.7 million, or $0.25 per diluted share, compared with $17.4 million, or $0.35 per diluted share, in the first quarter of 2006. (See "Use of Non-GAAP Financial Measures" discussion below.)

     GAAP net income for the first quarter of 2007 was $746,000, or $0.01 per diluted share. This compares with GAAP net income of $12.9 million, or $0.26 per diluted share, in the first quarter of 2006. Net adjustments to reconcile operational income to GAAP net income were $12.0 million in the first quarter of 2007, including $11.6 million in intangible amortization, $3.7 million in stock compensation expenses and $4.1 million in related income tax benefits. Net adjustments to reconcile to GAAP net income were $4.5 million in the first quarter of 2006, including $2.4 million in intangible amortization, $2.1 million in acquired in-process research and development, $0.8 million in stock compensation expenses and $1.0 million in related income tax benefits.

     Branded sales increased 79% from the first quarter of 2006 and accounted for 64.1% of total first quarter 2007 sales. Growth in branded sales was due largely to the acquisitions of Cyclades and LANDesk. OEM sales increased 3.3% from the first quarter of 2006 and accounted for 35.9% of total first quarter 2007 sales. U.S. sales increased 42% to $74.2 million and international sales rose 42% to $59.7 million compared with the first quarter of 2006.

     Gross profit for the first quarter of 2007 increased 51.2% to $84.7 million with a gross margin of 63.2%. This compared with gross profit of $56.0 million and a gross margin of 59.3% in the first quarter of 2006. The increase in gross margin was due to higher sales and improved product mix, including increased sales of digital products and the addition of LANDesk's software revenues.

     Research and development expenses increased 53.1% to $19.8 million ($20.9 million on a GAAP basis, which includes stock-based compensation of $1.1 million), or 14.8% of sales, compared with $12.9 million, or 13.7% of sales, in the first quarter of 2006. "Our R&D spending increased from last year due primarily from the addition of LANDesk and Cyclades teams," continued Mr. Cooper. "Our focus remains on integrating the Avocent and LANDesk software platforms and bringing new technologies to market while improving the performance and cost of existing products and services."

     Selling, general and administrative expenses increased to $46.3 million ($48.7 million on a GAAP basis, which includes stock-based compensation of $2.4 million) compared with $22.7 million in the first quarter of 2006. The increase in SG&A expenses was due primarily to the addition of Cyclades and LANDesk and additional marketing expenditures for recently introduced products. Total employee count increased to approximately 1,800 primarily as a result of the Cyclades and LANDesk acquisitions.

     Avocent's cash flow from operations was approximately $18.8 million for the first quarter of 2007. At the end of the first quarter, Avocent's cash, cash equivalents and investments totaled approximately $109 million. Avocent repurchased approximately 486,000 shares during the first quarter at a total cost of approximately $15.4 million.

     First Quarter Division Results

     Revenues from the Management Systems Division advanced to $105.1 million in the first quarter of 2007 from $90.5 million in the first quarter of 2006, primarily as a result of the Cyclades acquisition, while operating income from this division increased to $25.9 million in the first quarter of 2007.

     The LANDesk Division produced revenues of $23.9 million in the first quarter of 2007 with an operating loss of $0.5 million. LANDesk was acquired by Avocent effective August 31, 2006.

     Revenues from the two emerging businesses increased to $4.2 million in the first quarter of 2007 from $3.0 million in the first quarter of 2006, while operating losses from these divisions increased to $3.1 million in the first quarter of 2007 from $2.7 million in the first quarter of 2006.

     Use of Non-GAAP Financial Measures

     Income prior to intangible amortization, stock compensation and acquired in-process research and development expenses, or operational income as used in the attached financial statement schedules, is not a measure of financial performance under generally accepted accounting principles (GAAP) and should not be considered a substitute for or superior to GAAP. Avocent's management uses operational income as a financial measure to evaluate performance and allocate resources within the Company. Management believes this measure presents the Company's results on a more comparable operational basis by excluding non-cash amortization expenses, non-operational expenses associated with acquisitions, and non-cash stock-based compensation expense. Avocent believes that operational income is a measure of performance used by some investment banks, analysts, investors and others to make informed investment decisions. Other companies may calculate operational income in a different manner so this measure may not be comparable to similar measures presented by other companies. A reconciliation of Avocent's results using operational measures and GAAP is set forth in the condensed consolidated statements of operations included in this press release.

     Conference Call and Additional Information

     Avocent will provide an on-line, real-time webcast and rebroadcast of its first quarter results conference call to be held April 19, 2007. The live broadcast will be available on-line at www.avocent.com as well as www.investorcalendar.com beginning at 10:00 a.m. Central time. The on-line replay will follow immediately and continue for 30 days. Avocent has also furnished additional commentary on the first quarter results simultaneously with this release on a Form 8-K filed with the SEC and on its website.

     About Avocent Corporation

     Avocent delivers IT operations and infrastructure management solutions for enterprises worldwide, helping customers to reduce costs and simplify complex IT environments via integrated, centralized in-band and out-of-band hardware and software. Through LANDesk, Avocent also is a leading provider of systems, security, and process management solutions. Additional information is available at: www.avocent.com.

     Forward-Looking Statements

     This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the outlook for future sales, the expanded markets and growth opportunities resulting from the integration of Cyclades serial-based management products and LANDesk's management suite into Avocent products, and our continued focus on integrating software platforms and bringing new technologies to market while improving the performance and cost of our existing products and services. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with acquisitions and acquisition integration, risks associated with product design efforts and the introduction of new products and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.


                         AVOCENT CORPORATION
             Condensed Consolidated Statements of Income
           (Unaudited, in thousands, except per share data)

                         For the Quarter Ended March 30, 2007
                                  Stock
                 Operational  Compensation(1) Adjustments(2)   GAAP
                 ----------- ---------------- -------------- ---------

Net sales          $133,932                           $(781) $133,151
Cost of sales        49,274             $179          2,683    52,136
                 ----------- ---------------- -------------- ---------
  Gross profit       84,658             (179)        (3,464)   81,015

Research and
 development
 expenses            19,765           $1,116                   20,881
Selling, general
 and
 administrative
 expenses            46,282            2,366             12    48,660
Amortization of
 intangible
 assets                   -                -          8,962     8,962
                 ----------- ---------------- -------------- ---------
  Operating
   income            18,611           (3,661)       (12,438)    2,512

Other income
 (expense), net      (1,672)               -              -    (1,672)
                 ----------- ---------------- -------------- ---------
Income before
 provision for
 income taxes        16,939           (3,661)       (12,438)      840

Provision for
 income taxes         4,226           (1,005)        (3,127)       94
                 ----------- ---------------- -------------- ---------
Net income          $12,713          $(2,656)       $(9,311)     $746
                 =========== ================ ============== =========

Earnings per
 share:
  Basic               $0.25                                     $0.01
  Diluted             $0.25                                     $0.01

Weighted average
 shares and
 common
 equivalents
 outstanding:
  Basic              50,733                -              -    50,733
  Diluted            51,886                -              -    51,886


                         For the Quarter Ended March 31, 2006
                                  Stock
                 Operational  Compensation(1) Adjustments(2)   GAAP
                 ----------- ---------------- -------------- ---------

Net sales           $94,512                                   $94,512
Cost of sales        38,505              $50                   38,555
                 ----------- ---------------- -------------- ---------
  Gross profit       56,007              (50)                  55,957

Research and
 development
 expenses            12,908             $301                   13,209
Acquired in-
 process research
 and development
 expenses                 -                -         $2,100     2,100
Selling, general
 and
 administrative
 expenses            22,743              490            151    23,384
Amortization of
 intangible
 assets                                    -          2,351     2,351
                 ----------- ---------------- -------------- ---------
  Operating
   income            20,356             (841)        (4,602)   14,913

Other income
 (expense), net       3,016                -              -     3,016
                 ----------- ---------------- -------------- ---------
Income before
 provision for
 income taxes        23,372             (841)        (4,602)   17,929

Provision for
 income taxes         5,952             (262)          (694)    4,996
                 ----------- ---------------- -------------- ---------
Net income          $17,420            $(579)       $(3,908)  $12,933
                 =========== ================ ============== =========

Earnings per
 share:
  Basic               $0.35                                     $0.26
  Diluted             $0.35                                     $0.26

Weighted average
 shares and
 common
 equivalents
 outstanding:
  Basic              49,095                -              -    49,095
  Diluted            50,109                -              -    50,109

(1) Stock Compensation relates to expensing of stock options, restricted stock units, and performance shares. Avocent adopted SFAS 123R effective January 1, 2006 and began recording expense related to outstanding unvested stock options on that date as well as on subsequent equity compensation grants.

(2) Adjustments related to acquired in-process research and development expense from the Cyclades acquisition, depreciation and amortization of the purchase accounting adjustment to deferred revenue and intangibles recorded as the result of acquisitions.


                         AVOCENT CORPORATION
                Condensed Consolidated Balance Sheets
                      (Unaudited, in thousands)

                                            March 30,    December 31,
                                                2007          2006
                                           ------------- -------------

Cash, cash equivalents and short-term
 investments                                   $108,939      $107,165
Accounts receivable, net                        109,192       126,471
Inventories, net                                 40,137        41,765
Other current assets                             17,900        17,269
Deferred income tax                               8,705         7,355
                                           ------------- -------------
  Total current assets                          284,873       300,025

Investments                                           -           987
Property and equipment, net                      38,087        38,004
Goodwill                                        606,787       607,488
Intangible assets, net                          199,235       209,674
Other assets                                      2,370         2,676
                                           ------------- -------------
Total assets                                 $1,131,352    $1,158,854
                                           ============= =============


Accounts payable and other accrued expenses     $31,381       $41,771
Income tax payable                               20,340        17,364
Deferred revenue                                 45,144        44,453
Other current liabilities                        24,756        29,754
                                           ------------- -------------
  Total current liabilities                     121,621       133,342

Line of credit obligation                       150,000       150,000
Deferred income taxes                            28,137        30,377
Deferred revenue, net of current portion          9,593        10,070
Other non-current liabilities                       872         1,222
                                           ------------- -------------
Total liabilities                               310,223       325,011

Total stockholders' equity                      821,129       833,843

                                           ------------- -------------
Total liabilities and stockholders' equity   $1,131,352    $1,158,854
                                           ============= =============


                         AVOCENT CORPORATION
                   Additional Financial Information
                      (Unaudited, in thousands)

                                             Quarter Ended
                                  ------------------------------------
                                  March 30,   March 31,    March 31,
                                      2007        2006        2006
                                                             As if
                                                Actual      Combined
                                  ----------- ----------- ------------
Revenue by Distribution Channel
----------------------------------
Branded                              $85,825     $47,955      $81,643
OEM                                   48,107      46,557       49,265
                                  ----------- ----------- ------------
  Total                             $133,932     $94,512     $130,908
                                  =========== =========== ============

Revenue by Division
----------------------------------
Management Systems                  $105,104     $90,498     $104,453
LANDesk                               23,854           -       22,441
Other business units                   4,224       3,021        3,021
Corporate and unallocated                750         993          993
                                  ----------- ----------- ------------
  Total                             $133,932     $94,512     $130,908
                                  =========== =========== ============


Management Systems Division
 Revenue by Product Line
----------------------------------
KVM                                  $80,688     $77,975      $78,680
Serial Management                     11,286         993       11,921
Embedded Software and Solutions        7,577       6,133        6,133
Other                                  5,553       5,397        7,719
                                  ----------- ----------- ------------
  Total                             $105,104     $90,498     $104,453
                                  =========== =========== ============


LANDesk Division Revenues by Type
----------------------------------
Licenses and royalties               $13,371          $-      $13,748
Maintenance and services              10,483           -        8,693
                                  ----------- ----------- ------------
  Total                              $23,854          $-      $22,441
                                  =========== =========== ============


Operating Profit (Loss) by
 Division
----------------------------------
Management Systems                   $25,911     $25,783
LANDesk                                 (536)          -
Other business units                  (3,149)     (2,698)
Corporate and unallocated             (3,615)     (2,729)
                                  ----------- -----------
  Total                              $18,611     $20,356
                                  =========== ===========


Cash Flow Highlights
----------------------------------
Cash provided by operations          $18,804     $16,564
Depreciation expense                   2,354       1,774
Capital expenditures                   2,651       1,689
Purchase of treasury shares           15,437      26,952


     CONTACT: Avocent Corporation
              Edward H. Blankenship
              Senior Vice President of Finance and
              Chief Financial Officer
              256-217-1301